Exhibit 5.1

September 5, 2023

Akili, Inc.

125 Broad Street

Fifth Floor

Boston, MA 02110

Re: Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on September 5, 2023 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Akili, Inc., a Delaware corporation (the “Company”), of (a) the offer and sale from time to time by the selling securityholders covered by the Registration Statement (the “Selling Securityholders”) of up to 41,047,348 outstanding shares of common stock (the “Selling Securityholder Shares”), par value $0.0001, of the Company (“Common Stock”) and (b) the issuance by the Company and the offer and sale from time to time by the Selling Securityholders of 1,876,687 shares of Common Stock (the “Option Shares”) reserved for issuance upon the exercise of options (the “Options”) to purchase Common Stock.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth in numbered paragraph 2, we have assumed that before the Option Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of the Option Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2. The Option Shares have been duly authorized and, when issued upon exercise of the Options in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP